Exhibit 10.2

CONSOL ENERGY INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1.
Purpose and Effective Date. The purpose of this Plan is to provide the non-employee members of the Board of Directors (the “Board”) of Consol Energy Inc., and its successors (the “Company”) with an opportunity to defer payment of all or a portion of their annual cash and/or stock compensation and to encourage them to acquire additional shares of the Company’s common stock. The Plan shall be effective as of September 25, 2018 (the “Effective Date”). The Plan is established in connection with the CONSOL Energy Inc. Omnibus Performance Incentive Plan (the “Equity Plan”). Unless otherwise defined in the Plan, capitalized terms used in the Plan shall have the same meanings assigned to them in the Equity Plan.

2.
Definitions. Except as otherwise provided for herein or in the Equity Plan, the following terms shall have the meanings given in this section unless a different meaning is clearly implied by the context:

a)
“Cash Compensation” means any compensation payable to a Director in cash for serving as a member of the Board, a Board committee or as a Committee Chair or Board Chair, but excluding any expense reimbursements.

b)	“Change in Control” means “Change in Control” as defined in the Equity Plan.

c)	“Compensation Committee” means the Compensation Committee of the Board.

d)	“Deferred Compensation Account” means an account maintained for each Director who makes a deferral election as described in Section 4.

e)	“Deferred Stock Unit” means a Stock Unit that is received by a Participant pursuant to this Plan and provides for the deferred receipt of such compensation.

f)	“Director Compensation” means Director Cash Compensation and Restricted Stock Units, or any other equity-based compensation payable to Directors eligible for deferral, as approved by the Board.

g)	“Eligible Director” shall mean a director who is not an employee of the Company or any of its Affiliates.

h)
“Equity Plan” means the Consol Energy Omnibus Performance Incentive Plan as it may be amended or restated from time to time, or, to the extent applicable, any future or successor equity compensation plan of the Company.

i)	“Participant” means an Eligible Director who elects to participate in the Plan.

j)	“Fair Market Value” means “Fair Market Value” as defined in the Equity Plan.

k)	“Plan” means the Consol Energy Inc. Deferred Compensation Plan for Non-Employee Directors.

l)	“Plan Year” means a calendar year or, with respect to the year in which the Effective Date occurs, the portion of such calendar year occurring from and after the Effective Date.

m)	“Plan Administrator” means the Board.

n)	“Section 409A” means “Section 409A” as defined in the Equity Plan.

o)	“Separation from Service” means “Separation from Service” as defined in the Equity Plan.

p)	“Shares” means “Shares” as defined in the Equity Plan.

q)	“Restricted Stock Unit” means an economic unit equal in value to one Share (or fraction thereof) of Company common stock.

3.	Eligibility. All Eligible Directors shall be eligible to participate in the Plan.

4.	Election to Defer Director Compensation.

a)
Manner and Amount of Deferral Election. An Eligible Director may elect to defer receipt of all or a specified portion of his or her Director Compensation by giving written notice on an election form provided by the Plan Administrator specifying the amount of the deferral, subject to reasonable limitations established by the Plan Administrator on such deferrals, including but not limited to minimum and increment percentage amounts. An Eligible Director’s election to defer is irrevocable and may not be changed, except as may be provided in the election form.

b)	Time of Election. Elections to defer the Director Compensation shall be made at the following times:

i.
An Eligible Director may elect to defer Director Compensation at such time or times during the calendar year as permitted by the Plan Administrator; provided, however, that generally deferral elections shall be required to be completed and submitted to the Plan Administrator on or before the December 31 of the calendar year preceding the calendar year for which the Director’s Compensation relates. Such election shall be effective for Cash Compensation earned and Restricted Stock Units granted in the following calendar year(s). Initially, all deferral elections will be made only once a year.

ii.
The deferral election shall include (i) the designation and portion of the Award to be deferred; (ii) the date on which settlement of the deferred Award shall be made or commence (which may be a fixed date such as the Participant’s attainment of a particular age or the Participant’s termination of service for any reason); and (iii) whether settlement shall be made on a single date or in installments over a period not to exceed five years from the Director’s termination of service with the Company and subject to earlier settlement as described in Section 6 below.

iii.
A nominee for election to Director (who is not at the time of nomination a sitting Director and was not previously eligible to participate in this Plan) may elect to defer Director Compensation no later than 30 days after the date of the Director’s commencement of services as an Eligible Director. Such deferral election shall be effective for Cash Compensation earned and Restricted Stock Units granted following the later of (i) the date of the Eligible Director’s commencement of services as an Eligible Director and (ii) the date an irrevocable election form is filed with the Company.

c)
Duration of Deferral Election. A deferral election shall apply to one Plan Year only and Participants shall be required to make a new deferral election prior to each Plan Year in order to implement a deferral election for such Plan Year.

5.	Deferred Compensation Accounts. The Company shall establish on its books and records a Deferred Compensation Account for each Participant, as provided below.

a)
Crediting of Cash Compensation “deferred.” Deferred Cash Compensation shall be credited to the Participant’s Deferred Compensation Account in the form of Deferred Stock Units effective as of the Annual Meeting date. Effective on such date, the Company shall credit the Deferred Compensation Account with a number of Deferred Stock Units determined by dividing (i) the portion of the Cash Compensation that the Participant elected to defer, by (ii) the Fair Market Value of the Shares on such date, rounded down to the nearest whole Deferred Stock Unit. No fractional Deferred Stock Units will be credited to a Participant’s account. Unused cash attributable to a fractional Deferred Stock Unit will be refunded to the Participant in cash as soon as practicable following the original payment date. A Participant will be fully vested in each Deferred Stock Unit that relates to deferred Cash Compensation.

b)
Crediting of Restricted Stock Units “deferred.” Deferred Restricted Stock Units shall be credited to the Participant’s Deferred Compensation Account in an equal amount of Deferred Stock Units reflecting awards generally made on the day of the Annual Meeting. The Deferred Stock Units related to such deferred Restricted Stock Units shall be subject to the same vesting or other forfeiture restrictions that would have otherwise applied to such Restricted Stock Units. In the event the Participant forfeits Deferred Stock Units in accordance with the foregoing, the Participant’s Deferred Compensation Account shall be debited for the number of Deferred Stock Units forfeited.

c)
Dividend Equivalents. Each Deferred Stock Unit credited to a Participant’s Deferred Compensation Account shall carry with it a right to receive dividend equivalents in respect of the Shares underlying such Deferred Stock Unit. Dividend equivalents shall be credited to Participants Deferred Compensation Account(s) on the Company’s applicable dividend payment date based on the number of Deferred Stock Units, whether vested or unvested, held in the Director’s Deferred Compensation Account on the applicable Company record date. No fractional dividend equivalents will be credited to a Participant’s account and the number of whole Shares relating to dividend equivalents to which a Director may be entitled may be rounded down to achieve such result. The dividend equivalent right associated with a Deferred Stock Unit shall remain outstanding until the delivery to the Participant of the Shares underlying such Deferred Stock Unit.

d)
Adjustment of Deferred Stock Units. The Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Deferred Stock Units in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(c) of the Equity Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate;

provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 409A.

6.	Payment of Deferred Compensation.

a)
Distributions. Unless otherwise set forth in a Participant’s deferral election form, the Deferred Stock Units shall be settled (or commence settlement if an installment method is elected) and delivered (or commence delivery) on the earliest to occur of:

i.	within 30 days following the Participant’s Separation from Service;

ii.	on or within 30 days following a Change in Control;

iii.	within 90 days following the Participant’s Disability; or

iv.	within 90 days following the Participant’s death.

Notwithstanding the foregoing, in no event will settlement and delivery occur later than a fixed date specified by the Participant in his or her deferral election form which shall not exceed the fifth (5th) anniversary of the Participant’s Separation from Service; provided further that if the Participant’s installment distribution has commenced, followed by a Change in Control or the Participant’s death, distribution of any Deferred Stock Units not yet settled shall be accelerated and settlement of such Shares shall occur within 30 days of the Change in Control or death.

Notwithstanding anything to the contrary in the Plan, if on the date of the Participant’s Separation from Service, the Participant is a “specified employee” within the meaning of Section 409A, the payment will occur on the later to occur of (x) the scheduled distribution date, and (y) the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.

b)
Medium of Payment. Payments from the Deferred Compensation Account shall be made in whole Shares of common stock for each whole Deferred Stock Unit, and in cash for any fractional Deferred Stock Unit; provided, that, the Company may choose in its discretion to pay the Participant cash in lieu of all or a portion of the Shares. Deferred Stock Units issued to and Shares of common stock paid to Participants under the Plan shall be issued and paid in accordance with the Equity Plan.

7.
Unfunded Promise to Pay; No Segregation of Funds or Assets. Nothing in this Plan shall require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No Participant shall have any rights to or interest in any specific assets or the Shares by reason of the Plan, and any Participant’s rights to enforce payment of the obligations of the Company hereunder shall be those of a general creditor of the Company.

8.
Nonassignability; Beneficiary Designation. The right of a Participant to receive any unpaid portion of the Participant’s Deferred Compensation Account shall not be assigned, transferred, pledged or encumbered or subjected in any manner to alienation or anticipation. However, in the event of a Participant’s death, the Company will pay the unpaid portion of the Participant’s Deferred Compensation Account to the Participant’s designated beneficiaries. If the Participant fails to complete a valid beneficiary designation, the Participant’s beneficiary will be his or her estate.

9.
Administration. The Plan will be administered under the supervision of the Plan Administrator. The Plan Administrator will prescribe guidelines and forms for the implementation and administration of the Plan, interpret the terms of the Plan, and make all other substantive decisions regarding the operation of the Plan. The Plan Administrator’s decisions in its administration of the Plan are conclusive and binding on all persons.

10.
Construction. The Plan is intended to comply with Section 409A and any regulations and guidance thereunder and shall be interpreted and operated in accordance with such intent. Notwithstanding anything to the contrary in the Plan, neither the Company, its affiliates, the Board, nor the Compensation Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A, and neither the Company, its affiliates, the Board, nor the Compensation Committee will have any liability to any Participant for such tax or penalty. The laws of the State of Delaware shall govern all questions of law arising with respect to the Plan, without regard to the choice of law principles of any jurisdiction, except where the laws governing the Plan are preempted by the laws of the United States. The Plan is intended to be construed so that the participation in the Plan will be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted. This document constitutes the entire Plan, and supersedes any prior oral or written agreements on the subject matter hereof.

11.
Amendment and Termination. The Board may amend, suspend, or terminate the Plan at any time and for any reason. No amendment, suspension, or termination will, without the consent of the Participant, materially impair rights or obligations under any Deferred Stock Units previously awarded to the Participant under the Plan, except as provided below. The Board may terminate the Plan and distribute the Deferred Compensation Accounts to Participants in accordance with and subject to the rules of Treas. Reg. Section 1.409A-3(j)(4)(ix), or successor provisions, and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution.